[Exhibit 99.1 - Press Release]

PREMIER SECURES PRIVATE PLACEMENT FUNDING

Tampa, Florida - April 28, 2004 - Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3; Berlin: YP3.BER) announces that it has secured US$350,000 in funding via a private placement transaction with one of its largest shareholders in exchange for Rule 144 restricted common stock. Shares issued under Rule 144 are restricted for a period of up to two years. Premier will use these funds to close its pending acquisitions of Players Grille, Inc. (Fleming Island) and Countrywide Realty Services.

Eric R. Boyer, Premier's President and CEO, commented, "Premier continues to successfully move forward executing its business plan. With this private placement transaction we now have the capital necessary to consummate both the Players Grille and Countrywide Realty Services acquisitions. Furthermore, the fact that one of our largest shareholders chose to invest additional capital in Premier confirms that the Company is on the right track for long-term growth and success."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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